Exhibit 4.1

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

Form of Atlantic Southern Bank Fixed Rate Subordinated Debenture

THIS NOTE IS NOT A DEPOSIT AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY GOVERNMENT AGENCY, AND IS NOT SECURED

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 OR ANY STATE OR OTHER JURISDICTION’S SECURITIES OR BLUE SKY LAWS.  NO SUCH SECURITIES NOR ANY INTEREST THEREIN SHALL BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED OR DISPOSED OF ABSENT SUCH REGISTRATION, OR RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER, SUCH REGISTRATION IS NOT REQUIRED.

Registered	Principal

No.	Amount:	$

CUSIP:

ATLANTIC SOUTHERN BANK

Fixed Rate Subordinated Note due September 30, 2018

1.        Payment.

(a)       ATLANTIC SOUTHERN BANK, a Georgia state-chartered bank (the “Issuer”), for value received, hereby promises to pay to                                       , or its registered assigns, the principal sum of                                            Dollars (U.S.) ($                          ) on September 30, 2018 (the “Maturity Date”) and to pay interest thereon from September 30, 2008, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually in arrears on June 30 and December 31 of each year (each, an “Interest Payment Date”), commencing on the Interest Payment Date in December 2008, at an annual rate equal to 12% (the “Interest Rate”) will be applied to the principal amount hereof, until the principal hereof is paid or duly provided for or made available for payment, and on any overdue principal and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the Interest Rate in effect for each applicable period, compounded semi-annually, from the dates such amounts are due until they are paid or made available for payment.  The amount of interest payable for any period will be computed on the basis of the actual number of days in the Distribution Period concerned divided by 360.

On or before December 31, 2008, the Issuer may, in its sole discretion and without consent of the Noteholders (as defined below), increase retroactive to September 30, 2008 the Interest Rate to be paid on the Notes (as defined below) to an annual rate not to exceed 12.5% by sending notice to the holder in whose name this Note is registered on the Security Register as of the date of such increase.  In no event may the Issuer decrease the Interest Rate without the consent of Noteholders as required by Section 16 hereof.

(b)      Any payment of principal of or interest on this Note that would otherwise become due and payable on a day which is not a Business Day shall become due and payable on the next succeeding Business Day, with the same force and effect as if made on the date for payment of such principal or interest, and no interest shall accrue in respect of such payment for the period after such day.  The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banks in the Cities of New York, New York and Wilmington, Delaware or the State of Georgia are generally authorized or required by law or executive order to be closed.

2.        Notes, Noteholders, Fiscal and Paying Agency Agreement.  This Note is one of a duly authorized issue of notes of the Issuer designated as Fixed Rate Notes due September 30, 2018 (herein called the “Notes”), initially limited in aggregate principal amount to $10,000,000.  The Issuer intends to act as its own paying agent;

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

Form of Atlantic Southern Bank Fixed Rate Subordinated Debenture

however, the Bank may, for the benefit of the holders of the Notes (collectively, the “Noteholders”), enter into a Fiscal and Paying Agency Agreement (the “Fiscal and Paying Agency Agreement”) between the Issuer and a Fiscal and Paying Agent.  In the event the Issuer enters into a Fiscal and Paying Agency Agreement, Issuer shall provide notice to the registered holder of the Notes within 60 day of entering into such agreement, and copies of such Fiscal and Paying Agency Agreement shall be kept on file and available for inspection during normal business hours at the offices of the Fiscal and Paying Agent, or at such other place or places as the Fiscal and Paying Agent shall designate by notice to the holder in whose name this Note is registered on the Security Register (as defined in Section 10 of this Note).  Such Fiscal and Paying Agency Agreement may provide for further rights of the Noteholders and the further rights, limitations of rights, duties and indemnities thereunder of the Issuer and the Fiscal and Paying Agent and of the terms upon which the Notes are, and are to be, authenticated and delivered.

3.        Optional Redemption.  Beginning on September 30, 2013, the Issuer may, at its option and subject to obtaining prior approval of the Federal Deposit Insurance Corporation (the “FDIC”), redeem some or all of the Notes on any Interest Payment Date at a redemption price of 100% of the principal amount of the redeemed Notes, plus any accrued but unpaid interest.

The Issuer will notify the registered holders of the Notes to be redeemed at least 30 but not more than 60 days before the Issuer redeems the Notes.  If the Issuer redeems only some of the Notes, it will select the Notes to be redeemed on principal amounts of $100,000 or any amount in excess thereof which is an integral multiple of $1,000 by lot, pro rata or by another method the Issuer considers fair and appropriate.  All Notes that remain outstanding after any partial redemption must have a principal amount of $100,000 or any amount in excess thereof which is an integral multiple of $1,000.

The Notes, which have been called for redemption, shall cease to be outstanding from and after the redemption date.

4.        Subordination.  The indebtedness of the Issuer evidenced by the Notes, including the principal and interest on this Note, shall be subordinate and junior in right of payment to the Issuer’s obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its other obligations to its general and secured creditors, including, but not limited to, its obligations to the Federal Reserve Bank of Atlanta, the FDIC and any rights acquired by the FDIC as a result of loans made by the FDIC to the Issuer or the purchase or guarantee of any of its assets by the FDIC, pursuant to the provisions of 12 U.S.C. 1823 (c), (d) or (e) whether now outstanding or hereafter incurred (except any other obligations which rank on a parity with or subordinate to the Notes).  In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Issuer, whether voluntary or involuntary, all obligations of the Issuer (except any other obligations which rank on a parity with or subordinate to the Notes) shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on the Notes, including this Note.  In the event of any such proceeding, after payment in full of all sums owing with respect to such prior obligations, the Noteholders, together with the holders of any obligations of the Issuer ranking on a parity with the Notes, shall be entitled to be paid from the remaining assets of the Issuer the unpaid principal thereof, and the unpaid interest thereon, before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Issuer ranking junior to the Notes.

Nothing herein shall impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note in accordance with its terms.

5.        Consolidation, Merger and Sale of Assets.  The Issuer shall not consolidate with or merge into another entity or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

(a)       the continuing entity formed by such consolidation or into which the Issuer is merged or the person which acquires by conveyance or transfer or which leases the properties and assets of the Issuer substantially as an entirety shall be a corporation, association or general partnership or other legal entity organized and existing under

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

Form of Atlantic Southern Bank Fixed Rate Subordinated Debenture

the laws of the United States of America, any State thereof or the District of Columbia, shall expressly assume, by a supplemental agreement executed and delivered to the Issuer in a satisfactory form, the due and punctual payment of the principal of and any premium and interest on the Notes, according to their terms, and the due and punctual performance of all covenants and conditions hereof on the part of the Issuer to be performed or observed; and

(b)      immediately after giving effect to such transaction, no Event of Default (as defined below), and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

6.        Events of Default; Acceleration; Compliance Certificate.  If any of the following events shall occur and be continuing it shall constitute an event of default (each an “Event of Default”):

(a)       the Issuer shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Issuer or all or substantially all of its property; or

(b)      a court or other governmental agency or body having jurisdiction on the premises shall enter a decree or order for the appointment of a receiver, liquidator, trustee or other similar official in any liquidation, insolvency or similar proceeding with respect to the Issuer or all or substantially all of the property of the Issuer, or for the winding up of the affairs or business of the Issuer and such decree or order shall have remained in force for 60 days; then, and in each such case, unless the principal of this Note already shall have become due and payable, the holder of this Note, by notice in writing to the Issuer, may declare the principal amount of this Note to be due and payable immediately and, upon any such declaration the same shall become and shall be immediately due and payable.  The Issuer may waive demand, presentment for payment, notice of nonpayment, notice of protest, and all other notices.

The Issuer, promptly after the receipt of written notice from the source of the occurrence of an Event of Default with respect to this Note, shall mail to all Noteholders, at their addresses shown on the Security Register, such written notice of the Event of Default, unless such Event of Default shall have been cured or waived before the giving of such notice.  Prior to any acceleration of this Note, the Noteholders holding 66 2/3% in aggregate principal amount of the outstanding Notes may waive any past Event of Default.  In addition, the Noteholders holding 66 2/3% in aggregate principal amount of the outstanding Notes may rescind a declaration of acceleration of this Note before any judgment has been obtained if (i) the Issuer pays all matured installments of principal of and interest on this Note (other than installments due by reason of acceleration) and interest on the overdue installments and (ii) all other Events of Default with respect to this Note have been cured or waived.

THIS NOTE MAY NOT BE REPAID PRIOR TO THE MATURITY DATE, WHETHER PURSUANT TO AN ACCELERATION UPON AN EVENT OF DEFAULT OR OTHERWISE, WITHOUT THE PRIOR WRITTEN APPROVAL OF THE FDIC.

7.        Failure to Make Payment.  In the event of failure by the Issuer to make any payment of principal of or interest on this Note (and, in the case of payment of interest, such failure to pay shall have continued for 30 days), the Issuer will, upon demand of the holder, pay to the holder the whole amount then due and payable on this Note for principal and interest (without acceleration), with interest on the overdue principal and interest at the rate borne by this Note, to the extent permitted by applicable law.  If the Issuer fails to pay such amount upon such demand, the holder may, among other things, institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer and collect the amounts adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer.

8.        Payment Procedures.  Payment of the principal and interest payable on the Maturity Date will be made by check or wire transfer in immediately available funds to a bank account in the United States designated by the holder of this Note, upon presentation and surrender of this Note at the main office of the Issuer in Macon, Georgia, or at such other place or places as the Issuer shall designate by notice to the Noteholders, provided that this

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

Form of Atlantic Southern Bank Fixed Rate Subordinated Debenture

Note is presented to the Issuer in time for it to make such payments in such funds in accordance with its normal procedures.  Payments of interest (other than interest payable on the Maturity Date) shall be made by wire transfer or by check mailed to the person entitled thereto, as such person’s address appears on the Security Register.  Interest payable on any Interest Payment Date shall be payable to the holder in whose name this Note is registered at the close of business on the 15th of the month next in which the relevant Interest Payment Date is scheduled to fall, whether or not a Business Day (such date being referred to herein as the “Regular Record Date”), except that interest not so punctually paid will be paid to the holder in whose name this Note is registered at the close of business on a special record date fixed by the Issuer (a “Special Record Date”), notice of which shall be given to the holder not less than ten calendar days prior to such Special Record Date (the Regular Record Date and Special Record Date are referred to herein collectively as the “Record Dates”).  To the extent permitted by applicable law, interest shall accrue at the Interest Rate on any amount of principal of or interest on this Note not paid when due.  All payments on this Note shall be applied first to accrued interest and then the balance, if any, to principal.

9.        Form of Payment, Maintenance of Payment Office.  Payments of principal of and interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.  Until the date on which all of the Notes shall have been surrendered or delivered to the Issuer for cancellation or destruction, or become due and payable and a sum sufficient to pay the principal of and interest on all of the Notes have been paid or returned to the Issuer as provided herein.  The Issuer shall at all times maintain an office or agency in the City of Macon, Georgia where Notes may be presented or surrendered for payment.

10.      Registration of Transfer, Security Register.  Except as otherwise provided on the first page hereof, this Note is transferable in whole or in part, and may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, by the holder in person, or by his attorney duly authorized in writing, at the office of the Issuer in the City of Macon, Georgia.  The Issuer shall maintain a register providing for the registration of the Notes and any exchange or transfer thereof (the “Security Register”).  Upon surrender or presentation of this Note for exchange or registration of transfer, the Issuer shall execute and shall authenticate and deliver in exchange therefor a Note or Notes of like aggregate principal amount, each in a denomination of $100,000 or any amount in excess thereof which is an integral multiple of $1,000 (and, in the absence of an opinion of counsel satisfactory to the Issuer to the contrary, bearing the restrictive legend(s) called for by the Offering Memorandum), and that is or are registered in such name or names requested by the holder.  Any Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer) be duly endorsed, or accompanied by a written instrument of transfer in satisfactory form with such evidence of due authorization and guarantee of signature as may reasonably be required by the Issuer, duly executed by the holder or his attorney duly authorized in writing, with such tax identification number or other information for each person in whose name a Note is to be issued, and accompanied by evidence of compliance with any restrictive legend(s) appearing on such Note or Notes as the Issuer may reasonably request to comply with applicable law.  No exchange or registration of transfer of this Note shall be made on or after the fifteenth day immediately preceding the Maturity Date.

11.      Charges and Transfer Taxes.  No service charge, excluding any cost of delivery, shall be imposed for any exchange or registration of transfer of this Note, but the Issuer may require the payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection therewith (or presentation of evidence that such tax or charge has been paid).

12.      Ownership.  Prior to due presentment of this Note for registration of transfer, the Issuer may treat the holder in whose name this Note is registered in the Security Register as the absolute owner of this Note for the purpose of receiving payments of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note be overdue, and the Issuer shall not be affected by any notice to the contrary.

13.      Priority.  The Notes rank pari passu among themselves and pari passu, in the event of any insolvency proceeding, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceeding or any liquidation or winding up of the Issuer, with all other present or future

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

Form of Atlantic Southern Bank Fixed Rate Subordinated Debenture

unsecured subordinated debt obligations of the Issuer, except any unsecured subordinated debt which may be expressly stated to be senior to or subordinate to the Notes.

14.      Notices.  All notices to the Issuer under this Note shall be in writing and addressed to the Issuer at 1701 Bass Road, Macon, Georgia 31210, Attention:  Chief Financial Officer, or to such other address as the Issuer may notify to the holder.  All notices to the Noteholders shall be in writing and sent by first-class mail to each Noteholder at his or its address as set forth in the Security Register.

15.      Denominations.  The Notes are issuable only as fully registered Notes without interest coupons in denominations of $100,000 or any amount in excess thereof which is a whole multiple of $1,000.

16.      Modification.  Except as set forth in Section 1 hereof, the Issuer may not amend or modify the rights and obligations of the Issuer and the rights of the holders without the consent of the Noteholders holding 66 2/3% in aggregate principal amount of the Notes at the time outstanding.  If there is an Event of Default, Noteholders holding 66 2/3% in aggregate principal amount of the Notes at the time outstanding, on behalf of all Noteholders, may waive Issuer compliance.  The Issuer shall not enter into any agreement for the purpose of changing the Maturity Date or the terms of subordination of any Note unless the FDIC has consented to such agreement.

17.      Absolute and Unconditional Obligation of the Issuer.  No provisions of this Note shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

18.      Waiver and Consent.  (a) Any consent or waiver given by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

(b)      No delay or omission of the holder to exercise any right or remedy accruing upon any Event of Default shall impair such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.

(c)       Any insured depository institution which shall be a holder of this Note or which otherwise shall have any beneficial ownership interest in this Note shall, by its acceptance of such Note (or beneficial interest therein), be deemed to have waived any right of offset with respect to the indebtedness evidenced thereby.

20.      Loans by Issuer.  This Note is ineligible as collateral for a loan by the Issuer.

21.      Further Issues.  The Issuer may, without the consent of the holders of the Notes, create and issue additional notes having the same terms and conditions of the Notes (except for the issue date and issue price) .  Such further notes shall be consolidated and form a single series with the Notes.  Any such issuance shall be made pursuant to another offering document and will either be registered or issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, or similar laws or regulations issued by the applicable banking agency.

22.      Governing Law.  This Note shall be governed by and construed in accordance with applicable federal law and the laws of the State of Georgia.

ATLANTIC SOUTHERN FINANCIAL GROUP, INC.

Form of Atlantic Southern Bank Fixed Rate Subordinated Debenture

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and its corporate seal to be hereunto affixed and attested.

ATLANTIC SOUTHERN BANK

By:
Name
Title:

ATTEST:

Name:
Title:

(Corporate Seal)